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                                                                     EXHIBIT 5.2




                        [SULLIVAN & CROMWELL LETTERHEAD]



                                         June 15, 2001



The Bank of New York Company, Inc.,
   One Wall Street,
      New York, New York  10286.

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "Act") of up to $1,600,000,000 aggregate principal amount of Junior Subordinated Debt Securities (the "Junior Subordinated Debt Securities") of The Bank of New York Company, Inc., a New York corporation (the "Company"), up to $1,600,000,000 aggregate liquidation amount of Trust Preferred Securities (the "Trust Preferred Securities") of BNY Capital V, BNY Capital VI, BNY Capital VII and BNY Capital VIII, each of which is a Delaware statutory business trust (each, a "BNY Trust"), and the Guarantees with respect to the Trust Preferred Securities (the "Guarantees") to be executed and delivered by the Company for the benefit of the holders from time to time of the Trust Preferred Securities, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion, when:

          (i) the Registration Statement (Reg. No. 333-62516, 333-62516-01, 333-62516-02, 333-62516-03 and 333-62516-04) relating to the Junior
     Subordinated Debt Securities, the Trust Preferred Securities and the Guarantees (the
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                      The Bank of New York Company, Inc.






    "Registration Statement") has become effective under the Act;

          (ii) the Guarantee Agreement relating to the Guarantee with respect to the Trust Preferred Securities of a BNY Trust has been duly executed and delivered;

          (iii) the Amended and Restated Trust Agreement of such BNY Trust has been duly executed and delivered;

          (iv) the terms of the Junior Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with the Junior Indenture relating to the Junior Subordinated Debt Securities so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

          (v) the terms of the Trust Preferred Securities and of their issuance and sale have been duly established in conformity with the Trust Agreement of such BNY Trust so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon such BNY Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such BNY Trust;

          (vi) the Junior Subordinated Debt Securities have been duly executed and authenticated in accordance with the Junior Indenture and issued and sold as contemplated in the Registration Statement; and

          (vii) the Trust Preferred Securities have been duly executed and authenticated in accordance with the Trust Agreement of such BNY Trust and issued and sold as contemplated in the Registration Statement, the Junior Subordinated Debt Securities and the Guarantee relating to the Trust Preferred Securities of such BNY Trust will constitute valid and legally binding obligations of the
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                      The Bank of New York Company, Inc.




Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

          Capitalized terms used and not otherwise defined in this opinion letter shall have the meanings assigned to them in the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                    Very truly yours,

                                    /s/ Sullivan & Cromwell

                                    SULLIVAN & CROMWELL